Exhibit 99.1

For Immediate Release	News Release Contact: Investor Relations (281) 776-7575 ir@tmw.com Kelly Dilts Men’s Wearhouse, SVP, Finance & IR Ken Dennard Dennard • Lascar Associates

MEN’S WEARHOUSE REPORTS

FISCAL 2015 FIRST QUARTER RESULTS

•                  Strong first quarter performance

•                  Jos. A. Bank integration remains on track

•                  Q1 2015 GAAP diluted earnings per share were $0.21 and adjusted diluted earnings per share were $0.54

•                  Conference call scheduled for Thursday, June 11th at 9:00 a.m. Eastern time

FREMONT, CA — June 10, 2015 — The Men’s Wearhouse (NYSE: MW) today announced consolidated financial results for the fiscal first quarter ended May 2, 2015.

GAAP diluted EPS for fiscal first quarter 2015 was $0.21 and adjusted EPS was $0.54 excluding non-operating items(1).

Doug Ewert, Men’s Wearhouse chief executive officer, stated, “We are very pleased to report another strong quarter with all brands performing well.  Comparable sales increased 6.8% at Men’s Wearhouse, 0.8% at Moores and 7.3% at K&G and decreased 1.5% at Jos. A. Bank.  Traffic increased year over year at all of our U.S. brands and while Moores’ traffic decreased, their average ticket increased.  While the retail business has continued to perform well, the tuxedo business slowed this quarter with a decrease in comps of 1.2% at Men’s Wearhouse.  Based on recent studies, the overall wedding industry is experiencing a slow-down but we believe that our market share is holding and possibly increasing.

“We made another important step in the Jos. A. Bank integration as we completed the merchandise systems conversions at the beginning of May,” added Ewert.  “This conversion will help us in unlocking retail inventory efficiency and distribution synergies.  Cost synergies continue to be on plan and we are beginning to see some revenue synergies.  We continue to expect Jos. A. Bank comparable sales to be down in the second quarter with improvement in the back half of the year and gross margin increases to follow a similar pattern.

“We continue to be confident in our 2015 and 2017 EPS guidance,” concluded Ewert.

(1)  Adjusted information is non-GAAP financial information provided to enhance the user’s overall understanding of the Company’s current financial performance.  Reconciliations of adjusted financial information to GAAP results are included in the tables at the end of this release.

FIRST QUARTER SALES REVIEW

The table that follows is a summary of net sales for the fiscal 2015 first quarter ended May 2, 2015.  The dollars shown are U.S. dollars in millions and, due to rounded numbers, may not sum.  The Moores comparable sales change is based on the Canadian dollar.  The comparable sales shown below for Jos. A. Bank are a comparison to the Jos. A. Bank first quarter, which was prior to the acquisition on June 18, 2014. Comparable sales exclude the net sales of a store for any month of one period if the store was not owned or open throughout the same month of the prior period and include e-commerce net sales.

First Quarter Net Sales Summary — Fiscal 2015

			Net Sales		Comparable Sales Change
	Net Sales Change		Current Quarter	% of Total Sales	Current Quarter	Prior Year Quarter
Total Retail Segment	43.7%	$250.6	$824.3
Men’s Wearhouse	8.4%	$35.4	$456.4	52%	6.8%	2.9%
Jos. A. Bank	n/a	$216.1	$216.1	24%	(1.5)%	8.4%
Moores	(9.5)%	$(5.0)	$47.5	5%	0.8%	6.0%
K&G	3.9%	$3.6	$96.0	11%	7.3%	(1.2)%
MW Cleaners	7.4%	$0.6	$8.3	1%

Corporate Apparel Segment	7.0%	$4.0	$60.8	7%

Total Company	40.4%	$254.6	$885.1

Net sales at our largest brand, Men’s Wearhouse, were up 8.4% from last year’s first quarter.  Comparable sales increased 6.8% due to increases in average transactions per store, clothing product average unit retails (or the net selling price per unit) and units sold per transaction. The higher margin tuxedo rental revenues comparable sales decreased 1.2% in the first quarter of 2015.

Jos. A. Bank comparable sales for the first quarter decreased 1.5% with a decrease in clothing product average unit retails moderated by increases in both units sold per transaction and average transactions per store.  Moores, our Canadian retail brand, had a comparable sales increase of 0.8% due to an increase in clothing product average unit retails mostly offset by a decrease in average transactions per store and units sold per transaction.  However, net sales for Moores decreased 9.5% due to an unfavorable change in the currency translation rate.  K&G comparable sales increased 7.3% due to an increase in average transactions per store.  The Corporate Apparel segment had a sales increase of 7.0%.

FIRST QUARTER GAAP OPERATING RESULTS

Total net sales increased 40.4%, or $254.6 million, to $885.1 million.  Retail segment net sales increased by 43.7%, or $250.6 million.  Corporate apparel sales increased by 7.0% or $4.0 million.

Total gross margin was $381.6 million, an increase of $98.2 million, or 34.7%.  As a percent of sales, total gross margin decreased 184 basis points to 43.1% of net sales.

Advertising expense increased $21.9 million to $50.7 million.  This increase represented a 116 basis point increase in expense.

Selling, general and administrative expenses (“SG&A”) increased $48.3 million to $275.6 million, a 492 basis points decrease.

Operating income increased $28.0 million to $55.3 million, representing 6.3% of net sales compared to 4.3% in the prior year.

FIRST QUARTER ADJUSTED OPERATING RESULTS (1)

In our fourth quarter earnings release we provided historical baselines of operating results for fiscal year 2014 in order to provide comparable results to fiscal year 2015.  These baselines include Jos. A. Bank operations for the 2014 full year and exclude items we believe are not indicative of our core operating results as well as certain items related to the acquisition of Jos. A. Bank.  Below is a comparison of the consolidated first quarter FY 2015 adjusted operating results to first quarter FY 2014 baseline.

	Q1 FY15	Q1 FY15	Q1 FY14	Q1 FY14	Variance
	$	% of Sales	$	% of Sales	Dollar	%	Basis Points
Net sales:
Retail clothing product	$666,862	75.34%	$632,136	74.55%	$34,726	5.49%	0.79
Tuxedo rental services	103,129	11.65%	106,147	12.52%	(3,018)	-2.84%	(0.87)
Alteration and other services	54,280	6.13%	52,788	6.23%	1,492	2.83%	(0.09)
Total retail sales	824,271	93.13%	791,071	93.30%	33,200	4.20%	(0.17)
Corporate apparel clothing product	60,818	6.87%	56,825	6.70%	3,993	7.03%	0.17
Total net sales	885,089	100.00%	847,896	100.00%	37,193	4.39%	—

Gross margin: (2)
Retail clothing product	373,218	55.97%	357,691	56.58%	15,527	4.34%	(0.62)
Tuxedo rental services	87,045	84.40%	89,083	83.92%	(2,038)	-2.29%	0.48
Alteration and other services	18,130	33.40%	15,983	30.28%	2,147	13.43%	3.12
Occupancy costs	(112,810)	-13.69%	(108,405)	-13.70%	(4,405)	4.06%	0.02
Total retail gross margin	365,583	44.35%	354,352	44.79%	11,231	3.17%	(0.44)
Corporate apparel clothing product	16,995	27.94%	17,078	30.05%	(83)	-0.49%	(2.11)
Total gross margin	382,578	43.22%	371,430	43.81%	11,148	3.00%	(0.58)

Advertising expense	50,656	5.72%	41,987	4.95%	8,669	20.65%	0.77
Selling, general and administrative expenses	263,985	29.83%	262,099	30.91%	1,886	0.72%	(1.09)

Operating income	$67,937	7.68%	$67,344	7.94%	$593	0.88%	(0.27)

(1) See Use of Non-GAAP Financial Measures for reconcilation to GAAP.

(2) Gross margin percent of related sales.

Total net sales increased 4.4%, or $37.2 million from $847.9 million baseline net sales.  Retail segment net sales for the quarter increased by 4.2%, or $33.2 million, to $824.3 million due primarily to an increase in comparable sales in the legacy brands.  Corporate apparel sales increased by 7.0%, or $4.0 million.

Total adjusted gross margin of $382.6 million increased $11.1 million or 3.0% and decreased 58 basis points compared to baseline total gross margin.  Excluding Jos. A. Bank, total adjusted gross margin decreased 30 basis points.  Adjusted retail segment gross margin increased $11.2 million, or 3.2%, and decreased 44 basis points from prior year baseline primarily due to lower retail clothing margin offset somewhat by higher tuxedo and alteration and other services margin.  The adjusted retail segment gross margin rate decreased 11 basis points excluding Jos. A. Bank.  Corporate apparel gross margin decreased $0.1 million, or 0.5%, and decreased 211 basis points.

On a stand-alone basis, total Jos. A. Bank adjusted retail gross margin (including tuxedo margin, alteration margin and occupancy) decreased 167 basis points from 40.5% to 38.8%.  Jos. A. Bank adjusted retail clothing margin decreased 106 basis points from 58.3% to 57.3%.

Advertising expense was $50.7 million.  This represents an increase of $8.7 million or 77 basis points, compared to the prior year baseline primarily due to increased advertising expense to support branding initiatives.

Adjusted SG&A expenses of $264.0 million were 109 basis points favorable to the prior year baseline primarily due to lower payroll related costs and other synergies.  On an absolute dollar basis, adjusted SG&A increased by $1.9 million, or 0.7%, to prior year baseline.

Adjusted operating income was $67.9 million, an increase of $0.6 million, or 0.9%, over the prior year baseline operating results of $67.3 million.

INTEREST AND TAXES

GAAP net interest expense for the first quarter was $26.5 million.  Loss on extinguishment of debt was $12.7 million and was adjusted for as a non-operating item.  The loss was the result of our $400 million partial refinancing of our term loan to a fixed rate of 5.0%.

The effective tax rate for the first quarter was 35.8%.  Excluding the impact of integration costs, the adjusted effective tax rate was 37.3%.

NET EARNINGS

GAAP net earnings were $10.4 million compared to GAAP net earnings of $16.5 million last year.  GAAP EPS was $0.21 compared to $0.34 in the prior year quarter.  Adjusted net earnings were $26.0 million, or $0.54 adjusted EPS.

BALANCE SHEET

In connection with the acquisition of Jos. A. Bank, debt at the end of the first quarter 2015 was approximately $1.7 billion.

Inventories increased $340.7 million to $986.5 million at the end of the first quarter 2015 from $645.8 million at prior year first quarter due primarily to Jos. A. Bank and inventory related to Joseph Abboud.

Capital expenditures for the first quarter of fiscal year 2015 were $30.4 million compared to $22.5 million in the prior year.

CALL AND WEBCAST INFORMATION

At 9:00 a.m. Eastern time on Thursday, June 11, 2015, management will host a conference call and real time webcast to discuss fiscal 2015 first quarter results.

To access the conference call, dial 412-902-0030.  To access the live webcast presentation, visit the Investor Relations section of the Company’s website at http://ir.menswearhouse.com. A telephonic replay will be available through June 18, 2015 by calling 201-612-7415 and entering the access code of 13609463#, or a webcast archive will be available free on the website for approximately 90 days.

STORE INFORMATION

	May 2, 2015		May 3, 2014		January 31, 2015
	Number of Stores	Sq. Ft. (000’s)	Number of Stores	Sq. Ft. (000’s)	Number of Stores	Sq. Ft. (000’s)

Men’s Wearhouse (a)	702	3,963.4	670	3,820.4	698	3,955.7

Jos. A. Bank (b)	636	2,923.2	—	—	636	2,922.2

Men’s Wearhouse and Tux	207	287.9	244	338.9	210	291.2

Moores, Clothing for Men	124	783.1	120	764.8	123	779.0

K&G (c)	89	2,109.0	94	2,228.8	91	2,164.4

Total	1,758	10,066.6	1,128	7,152.9	1,758	10,112.5

(a)  Includes one Joseph Abboud store.

(b)  Excludes 15 franchise stores.

(c)  81, 85 and 83 stores, respectively, offering women’s apparel.

Founded in 1973, Men’s Wearhouse is one of North America’s largest specialty retailers of men’s apparel with 1,758 stores.  The Men’s Wearhouse, Jos. A. Bank, Moores and K&G stores carry a full selection of suits, sport coats, furnishings and accessories in exclusive and non-exclusive merchandise brands and Men’s Wearhouse and Tux stores carry a limited selection.  Most K&G stores carry a full selection of women’s apparel.  Tuxedo rentals are available in the Men’s Wearhouse, Jos. A. Bank, Moores and Men’s Wearhouse and Tux stores.  Additionally, Men’s Wearhouse operates a global corporate apparel and workwear group consisting of Twin Hill in the United States and Dimensions, Alexandra and Yaffy in the United Kingdom.

This press release contains forward-looking information.  The forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are not guarantees of future performance and a variety of factors could cause actual results to differ materially from the anticipated or expected results expressed in or suggested by these forward-looking statements.  These forward-looking statements may be significantly impacted by various factors, including, but not limited to: actions by governmental entities, domestic and international economic activity and inflation, success, or lack thereof, in executing our internal operating plans and new store and new market expansion plans, as well as integration of acquisitions, including Jos. A. Bank, performance issues with key suppliers, disruption in buying trends due to homeland security concerns, severe weather, foreign currency fluctuations, government export and import policies, advertising or marketing activities of competitors, and legal proceedings. Future results will also be dependent upon our ability to continue to identify and complete successful expansions and penetrations into existing and new markets and our ability to integrate such expansions with our existing operations.

The forward-looking statements in this press release speak only as of the date hereof. Except for the ongoing obligations of Men’s Wearhouse to disclose material information under the federal securities laws, Men’s Wearhouse undertakes no obligation to revise or update publicly any forward-looking statement, except as required by law.  Other factors that may impact the forward-looking statements are described in Men’s Wearhouse’s annual report on Form 10-K for the fiscal year ended January 31, 2015.  For additional information on Men’s Wearhouse, please visit the Company’s websites at www.menswearhouse.com, www.josbank.com, www.josephabboud.com, www.mooresclothing.com, www.kgstores.com, www.twinhill.com, www.dimensions.co.uk and www.alexandra.co.uk.

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

For the Three Months Ended May 2, 2015 and May 3, 2014

(In thousands, except per share data)

	Three Months Ended				Variance
		% of		% of			Basis
	2015	Sales	2014	Sales	Dollar	%	Points

Net sales:
Retail clothing product	$666,862	75.34%	$433,024	68.68%	$233,838	54.00%	6.66
Tuxedo rental services	103,129	11.65%	101,663	16.12%	1,466	1.44%	(4.47)
Alteration and other services	54,280	6.13%	38,962	6.18%	15,318	39.32%	(0.05)
Total retail sales	824,271	93.13%	573,649	90.99%	250,622	43.69%	2.14
Corporate apparel clothing product	60,818	6.87%	56,825	9.01%	3,993	7.03%	(2.14)
Total net sales	885,089	100.00%	630,474	100.00%	254,615	40.38%	0.00

Total cost of sales	503,537	56.89%	347,110	55.06%	156,427	45.07%	1.84

Gross margin (a):
Retail clothing product	372,478	55.86%	241,547	55.78%	130,931	54.21%	0.07
Tuxedo rental services	87,045	84.40%	86,346	84.93%	699	0.81%	(0.53)
Alteration and other services	18,130	33.40%	11,240	28.85%	6,890	61.30%	4.55
Occupancy costs	(113,096)	(13.72)%	(72,847)	(12.70)%	(40,249)	(55.25)%	(1.02)
Total retail gross margin	364,557	44.23%	266,286	46.42%	98,271	36.90%	(2.19)
Corporate apparel clothing product	16,995	27.94%	17,078	30.05%	(83)	(0.49)%	(2.11)
Total gross margin	381,552	43.11%	283,364	44.94%	98,188	34.65%	(1.84)

Advertising expense	50,656	5.72%	28,771	4.56%	21,885	76.07%	1.16
Selling, general and administrative expenses	275,607	31.14%	227,312	36.05%	48,295	21.25%	(4.92)

Operating income	55,289	6.25%	27,281	4.33%	28,008	102.66%	1.92

Net interest	(26,455)	(2.99)%	(1,074)	(0.17)%	(25,381)	2363.22%	(2.82)
Loss on extinguishment of debt	(12,675)	(1.43)%	—	—	(12,675)	—	(1.43)

Earnings before income taxes	16,159	1.83%	26,207	4.16%	(10,048)	(38.34)%	(2.33)

Provision for income taxes	5,790	0.65%	9,749	1.55%	(3,959)	(40.61)%	(0.89)

Net earnings including non-controlling interest	10,369	1.17%	16,458	2.61%	(6,089)	(37.00)%	(1.44)

Net loss attributable to non-controlling interest	—	—	28	0.00%	(28)	—	0.00

Net earnings attributable to common shareholders	$10,369	1.17%	$16,486	2.61%	$(6,117)	(37.10)%	(1.44)

Net earnings per diluted common share attributable to common shareholders	$0.21		$0.34

Weighted-average diluted common shares outstanding:	48,429		47,974

(a)  Gross margin percent of sales is calculated as a percentage of related sales.

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	May 2,	May 3,
	2015	2014

ASSETS

Current assets:
Cash and cash equivalents	$61,802	$95,923
Accounts receivable, net	83,169	67,778
Inventories	986,457	645,772
Other current assets	170,278	84,803

Total current assets	1,301,706	894,276
Property and equipment, net	560,141	406,784
Tuxedo rental product, net	146,050	148,120
Goodwill	893,435	127,098
Intangible assets, net	664,935	57,966
Other assets	36,832	6,734

Total assets	$3,603,099	$1,640,978

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$233,066	$168,826
Accrued expenses and other current liabilities	289,956	220,452
Income taxes payable	1,328	4,277
Current maturities of long-term debt	7,000	10,000

Total current liabilities	531,350	403,555

Long-term debt	1,679,634	85,000
Deferred taxes and other liabilities	412,575	109,696

Total liabilities	2,623,559	598,251

Shareholders’ equity:
Preferred stock	—	—
Common stock	485	480
Capital in excess of par	442,743	417,622
Retained earnings	538,716	580,373
Accumulated other comprehensive income	789	33,302
Treasury stock, at cost	(3,193)	(3,407)

Total equity attributable to common shareholders	979,540	1,028,370

Non-controlling interest	—	14,357

Total shareholders’ equity	979,540	1,042,727

Total liabilities and shareholders’ equity	$3,603,099	$1,640,978

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

For the Three Months Ended May 2, 2015 and May 3, 2014

(In thousands)

	Three Months Ended
	2015	2014

CASH FLOWS FROM OPERATING ACTIVITIES:

Net earnings including non-controlling interest	$10,369	$16,458
Non-cash adjustments to net earnings:
Depreciation and amortization	31,906	21,929
Tuxedo rental product amortization	7,604	7,497
Deferred financing costs amortization	1,796	140
Discount on long-term debt amortization	340	—
Loss on extinguishment of debt	12,675	—
Loss on disposition of assets	424	1,357
Other	12,480	(2,977)
Changes in operating assets and liabilities	(28,609)	25,409

Net cash provided by operating activities	48,985	69,813

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(30,384)	(22,543)

Net cash used in investing activities	(30,384)	(22,543)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from asset-based revolving credit facility	3,000	—
Payments on asset-based revolving credit facility	(3,000)	—
Payments on new term loan	(4,500)	—
Payments on previous term loan	—	(2,500)
Deferred financing costs	(3,566)	(1,389)
Cash dividends paid	(8,863)	(8,812)
Proceeds from issuance of common stock	908	4,373
Tax payments related to vested deferred stock units	(4,506)	(5,732)
Excess tax benefits from share-based plans	981	3,002
Repurchases of common stock	(277)	(251)

Net cash used in financing activities	(19,823)	(11,309)

Effect of exchange rate changes	763	710

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(459)	36,671

Balance at beginning of period	62,261	59,252
Balance at end of period	$61,802	$95,923

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES

UNAUDITED NON-GAAP FINANCIAL MEASURES

(In thousands, except per share amounts)

Use of Non-GAAP Financial Measures

In addition to providing financial results in accordance with GAAP, we have provided adjusted information for fiscal first quarter 2015 and a historical consolidated baseline for fiscal first quarter 2014 which includes Jos. A. Bank results.  This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s current financial performance.  Specifically, we believe the adjusted and baseline results provide useful information by excluding items we believe are not indicative of our core operating results as well as certain items related to the acquisition and integration of Jos. A. Bank.

The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.  A reconciliation of this non-GAAP information to our actual results follows and may not sum due to rounded numbers.

GAAP to Adjusted Statements of Earnings Information

GAAP to Adjusted - Three Months Ended May 2, 2015

	GAAP	Acquisition	Purchase		Adjusted
	Results	& Integration (1)	Acctg Allocation	Other (2)	Results
Net sales	$885,089	$—	$—	$—	$885,089

Total retail gross margin	364,557	—	1,026	—	365,583
Corporate apparel clothing product	16,995	—	—	—	16,995
Total gross margin	381,552	—	1,026	—	382,578

Advertising expense	50,656	—	—	—	50,656
Selling, general and administrative expenses	275,607	(5,949)	(2,069)	(3,604)	263,985
Operating income	55,289	5,949	3,095	3,604	67,937

Net interest	(26,455)	—	—	—	(26,455)
Loss on extinguishment of debt	(12,675)	12,675	—	—	—
Provision for income taxes	5,790	7,184	1,154	1,344	15,473

Net earnings including non-controlling interest	10,369	11,440	1,941	2,260	26,009

Net earnings attributable to non-controlling interest	—	—	—	—	—

Net earnings attributable to common shareholders	$10,369	$11,440	$1,941	$2,260	$26,009

Net earnings per diluted common share attributable to common shareholders	$0.21	$0.24	$0.04	$0.05	$0.54

(1) Acquisition, integration and loss on extinguishment of debt relates to Jos. A. Bank.

(2) Other relates to separation costs with former executives.

GAAP to Historical Baselines of Operating Results — First Quarter Fiscal Year 2014

Historical Consolidated Baseline First Quarter FY 2014 - Three Months Ended May 3, 2014

			Purchase	Acquisition,
	MW GAAP	JOSB GAAP	Accounting	Integration &	Historical
	Results	Results (1)	Adjustments (2)	Other (3)	Baseline
Net sales:
Retail clothing product	$433,024	$199,112	$—	$—	$632,136
Tuxedo rental services	101,663	4,484	—	—	106,147
Alteration and other services	38,962	13,826	—	—	52,788
Total retail sales	573,649	217,422	—	—	791,071
Corporate apparel clothing product	56,825	—	—	—	56,825
Total net sales	630,474	217,422	—	—	847,896

Gross margin:
Retail clothing product	241,547	116,135	9	—	357,691
Tuxedo rental services	86,346	2,737	—	—	89,083
Alteration and other services	11,240	4,743	—	—	15,983
Occupancy costs	(72,847)	(34,474)	(1,084)	—	(108,405)
Total retail gross margin	266,286	89,141	(1,075)	—	354,352
Corporate apparel clothing product	17,078	—		—	17,078
Total gross margin	283,364	89,141	(1,075)	—	371,430

Advertising expense	28,771	13,216	—	—	41,987
Selling, general and administrative expenses	227,312	136,630	—	(101,843)	262,099

Operating income (loss)	$27,281	$(60,705)	$(1,075)	$101,843	$67,344

(1) As filed in Jos. A. Bank’s 10-Q and reclassified to be consistent with Men’s Wearhouse reporting.

(2) Adjustments to Jos. A. Bank’s 10-Q reported balances for change from FIFO to average weighted cost and elimination of tenant improvement allowance credits.

(3) Other relates primarily to strategic alternative review and SG&A reduction program costs.